Exhibit 1.1

Execution Version

ONEOK PARTNERS, L.P.

$650,000,000 Common Units

Representing Limited Partner Interests

Equity Distribution Agreement

November 19, 2014

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10012	Barclays Capital Inc. 745 Seventh Avenue New York, NY 10019

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005

Goldman, Sachs & Co. 200 West Street New York, NY 10282	Jefferies LLC 520 Madison Avenue New York, NY 10022

J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

Mitsubishi UFJ Securities (USA), Inc. 1633 Broadway, 29th Floor New York, New York 10019-6708	RBC Capital Markets, LLC 200 Vesey Street Three World Financial Center New York, New York 10281

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019	Wells Fargo Securities, LLC 375 Park Avenue, 4th Floor New York, New York 10152

Ladies and Gentlemen:

ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), confirms its agreement (this “Agreement”) with Citigroup Global Markets Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC (each, a “Manager” and, collectively, the “Managers”) as follows:

1. Description of Units. The Partnership proposes to issue and sell through or to the Managers, as sales agents and/or principals, common units representing limited partner interests in the Partnership (“Units”), having an aggregate gross sales price to the public of up to $650,000,000 (the “Offered Units”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Offered Units through the Managers, the Partnership hereby appoints the Managers as exclusive agents of the Partnership for the purpose of soliciting purchases of the Offered Units from the Partnership pursuant to this Agreement and each Manager agrees, severally and not jointly, to use its reasonable efforts to solicit purchases of the Offered Units on the terms and subject to the conditions stated herein. The Partnership agrees that whenever it determines to sell the Offered Units directly to any Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 18 hereof.

2. Representations and Warranties. The Partnership represents and warrants to, and agrees with, each Manager at the Execution Time and on each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below.

(a) The Partnership meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement (File Number 333-198313) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of Units, including the Offered Units. Such Registration Statement, including any amendments thereto filed prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made, has become effective under the Act. The Partnership has filed with the Commission the Prospectus Supplement relating to the Offered Units in accordance with Rule 424(b). As filed, the Prospectus contains all information required by the Act and the rules thereunder, and, except to the extent the Managers shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Managers prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Execution Time, each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Offered Units, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be;

and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference.

(b) On each Effective Date, at the Execution Time, at each Applicable Time, at each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Offered Units, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), at the Execution Time, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Offered Units, the Prospectus (together with any supplement thereto) complied and will comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Partnership makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of any Manager specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto).

(c) At the Execution Time, at each Applicable Time and at each Settlement Date, the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Partnership by or on behalf of any Manager specifically for use therein.

(d) For purposes of each offering of the Units pursuant to transactions under this Agreement that are not firm commitment underwritings, the Partnership will be an “ineligible issuer” (as defined in Rule 405 of the Act) as of each relevant eligibility determination date for purposes of Rules 164 and 433 under the Act.

(e) Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Partnership by any of the Managers specifically for use therein.

(f) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Act, and the Partnership is not the subject of a pending proceeding under Section 8A of the Act in connection with the offering of the Offered Units.

(g) As of the date of this Agreement, the Partnership has an authorized and outstanding capitalization as set forth in the sections of the Registration Statement, the Interim Prospectus Supplement and the Prospectus entitled “Capitalization” and “Description of Our Common Units” (and any similar sections or information, if any, contained in any Permitted Free Writing Prospectus), and, as of the time of purchase and any additional time of purchase, as the case may be, the Partnership shall have an authorized and outstanding capitalization as set forth in the sections of the Registration Statement, the Interim Prospectus Supplement and the Prospectus entitled “Description of Common Units Representing Limited Partner Interests” (and any similar sections or information, if any, contained in any Permitted Free Writing Prospectus), except for such adjustments as are necessary to reflect the offer and sale of the Offered Units.

(h) As of the date of this Agreement, the limited partners of the Partnership held limited partner interests in the Partnership aggregating a 98.0% Partnership Interest (as defined in the Partnership Agreement)) (subject to the provisions of the Partnership Agreement), such limited partner interests being represented by a total of 177,354,481 outstanding Common Units and 72,988,252 outstanding Class B Units (collectively, the “Limited Partner Units”); as of the Execution Time and each such time this representation is repeated or deemed to be made, the Limited Partner Units and the limited partner interests represented thereby were authorized by the Partnership Agreement and are validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as set forth in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)).

(i) The Partnership has been duly formed and is validly existing under the DRULPA and each of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (collectively, the “Subsidiaries” and each, a “Subsidiary”) has been duly formed, is validly existing as a corporation, limited liability company or limited partnership, as the case may be, and is in good standing under the laws of the jurisdiction in which it is formed. The Partnership has all the requisite limited partnership power and authority and each of its Subsidiaries has full corporate, limited liability company or limited partnership power, as the case may be, and authority to own or lease, as the case may be, and to operate its properties and conduct its business in all material respects as described in the Disclosure Package and the Prospectus, and is duly qualified or registered to do business as a foreign entity and is in good standing under the laws of each jurisdiction which requires such qualification or registration, except where the failure to be so qualified or registered or in good standing would not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), earnings, cash flow, business affairs or business prospects of the Partnership and its subsidiaries, considered as one enterprise (a “Material Adverse Effect”), or (ii) subject the limited partners of the Partnership to any material liability or disability.

(j) All the outstanding equity interests of each Subsidiary have been duly and validly authorized and issued in accordance with such Subsidiary’s governing documents and are fully paid (in the case of any Subsidiary that is a limited liability company, to the extent required by such Subsidiary’s limited liability company agreement, and in the case of any Subsidiary that is a limited partnership, to the extent required by such Subsidiary’s agreement of limited partnership) and nonassessable (in the case of any Subsidiary that is a limited liability company, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Revised Limited Liability Company Act or by Sections 2030, 2031 and 2040 of the Oklahoma Limited Liability Company Act, and in the case of any Subsidiary that is a limited partnership, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and matters included in such Subsidiary’s agreement of limited partnership), and all outstanding equity interests of the Subsidiaries are owned by the Partnership either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, encumbrances or liens (“Liens”), except for any such Liens on the outstanding equity interests of the Subsidiaries that are described in the Disclosure Package and the Prospectus.

(k) The Offered Units have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as set forth in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights; the Offered Units, when issued and delivered against payment therefor as provided herein, will be free of any restriction upon the voting or transfer thereof pursuant to the Partnership’s Partnership Agreement or any agreement or other instrument to which the Partnership is a party; and the statements under the caption “Description of Our Common Units” in the Base Prospectus and contained or incorporated by reference in the Registration Statement, insofar as such statements summarize certain provision of documents referred to therein, fairly summarize such provisions in all material respects.

(l) The Units, including the Offered Units, conform in all material respects to the description thereof, if any, contained or incorporated by reference in the Registration Statement, the Interim Prospectus Supplement, the Prospectus and the Permitted Free Writing Prospectuses, if any; and the certificates for the Offered Units are in due and proper form.

(m) This Agreement has been, and any applicable Terms Agreement will be, duly authorized, executed and delivered by or on behalf of the Partnership.

(n) Neither the Partnership nor any Subsidiary is in violation or default of (i) any provisions of the Partnership Agreement or other governing documents of the Partnership or the governing documents of such Subsidiary, as the case may be, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership or such Subsidiary or any of its properties, as applicable, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect or as could not materially impair the ability of the Partnership to perform its obligations under this Agreement.

(o) Neither the issuance and sale of the Offered Units nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership or any of its Subsidiaries pursuant to (i) the provisions of the Partnership Agreement or other governing documents of the Partnership or any of the governing documents of any of its Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Partnership or any of its Subsidiaries is a party or bound or to which its or their property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Partnership or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership or any of its Subsidiaries or any of its or their properties, which conflicts, breaches, violations or defaults, in the case of clauses (ii) or (iii), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(p) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein except (i) such as have been obtained under the Act, and (ii) such as may be required under the blue sky laws of any jurisdiction or the by-laws and rules of the Financial Industry Regulatory Authority (“FINRA”) in connection with the purchase and distribution by the Managers of the Offered Units in the manner contemplated herein and in the Disclosure Package and the Prospectus or (iii) such that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.

(q) Except for the obligation of the General Partner under the Partnership Agreement to make such investments as are required in order to maintain a 2% interest in the Partnership, such rights as have been duly waived and as described in the Registration Statement (excluding the exhibits thereto) and the Prospectus, (i) no person has the right, contractual or otherwise, to cause the Partnership to issue or sell to it Units or other equity interests of the Partnership, (ii) no person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase Units or other equity interests in the Partnership and (iii) no person has the right to act as an underwriter or as a financial advisor to the Partnership in connection with the offer and sale of the Offered Units; except for such rights as have been duly waived, no person has the right, contractual or otherwise, to cause the Partnership to register under the Act any Units or other equity interests in the Partnership, or to include any such Units or other interests in the Registration Statement or the offering contemplated thereby.

(r) The Partnership and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except for such licenses, certificates, permits and other authorizations that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Partnership nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(s) Other than as set forth in the Disclosure Package, the Prospectus and the Registration Statement, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its Subsidiaries or its or their property is pending or, to the Partnership’s knowledge, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect.

(t) PricewaterhouseCoopers LLP, who has performed certain procedures with respect to certain financial statements of the Partnership and its consolidated subsidiaries included, or incorporated by reference, in the Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Partnership as required by the Act and the Public Company Accounting Oversight Board (United States) and its applicable published rules and regulations.

(u) The historical consolidated financial statements and schedules of the Partnership and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package, the Prospectus and the Registration Statement present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Partnership as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(v) The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(w) The Partnership is not and, after giving effect to the offering and sale of the Offered Units and the application of the proceeds thereof as described in the Registration Statement, Disclosure Package and the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(x) Each of the Partnership and each of its Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except where the failure to do so does not materially interfere with the ownership, operation or benefits of operation of such businesses or materially increase the cost of operation or ownership of such businesses, provided that (i) with respect to the transmission and gathering pipelines of the Partnership and the Subsidiaries that own such pipelines and right-of-way interests related thereto (the “Pipeline Properties”), the foregoing shall only constitute a representation that, such Subsidiaries have sufficient title to enable them to use such Pipeline Properties in their businesses as they have been used in the past and as are proposed to be used in the future and will not materially increase the cost of such use, and (ii) with respect to any real property, buildings and equipment held under lease by the Subsidiaries, such real property, buildings and equipment are held by the Subsidiaries under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such real property, buildings and equipment for such Subsidiary.

(y) The Partnership and its Subsidiaries own, possess, license or have other rights to use, on reasonable terms, all material patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Partnership’s business as now conducted or as proposed in the Prospectus to be conducted, except for failures of ownership or use that would not reasonably be expected to have a Material Adverse Effect. Additionally, (i) to the Partnership’s knowledge, there are no rights of third parties to any such Intellectual Property; (ii) to the Partnership’s knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Partnership’s knowledge, threatened action, suit, proceeding or claim by others challenging the Partnership’s rights in or to any such Intellectual Property; and (iv) to the Partnership’s knowledge, there is no pending or threatened action, suit, proceeding or claim by others that the Partnership infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, in the case of each of clauses (i), (ii), (iii) and (iv) which would be reasonably expected to have a Material Adverse Effect.

(z) No labor problem or dispute with the employees of the Partnership or any of its Subsidiaries exists or, to the Partnership’s knowledge, is threatened or imminent, that would reasonably be expected to have a Material Adverse Effect.

(aa) The Partnership and its Subsidiaries (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive or comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as set forth in or contemplated in the Disclosure Package and the Prospectus. Neither the Partnership nor any of the Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, except (y) with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (z) as set forth in or contemplated in the Disclosure Package and the Prospectus.

(bb) In the ordinary course of its business, the Partnership periodically reviews the effect of Environmental Laws on the business, operations and properties of the Partnership and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc) The Partnership has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for (i) those failures to file or pay that would not reasonably be expected to have a Material Adverse Effect, (ii) any such tax payment, assessment, fine or penalty that is currently being contested in good faith or (iii) those failures to file or pay set forth in or contemplated in the Disclosure Package and the Prospectus.

(dd) There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid by the Partnership in connection with the execution and delivery of this Agreement or the issuance and sale by the Partnership of the Offered Units.

(ee) The Partnership and the Subsidiaries are insured by insurers that the Partnership has no reason to believe are not of recognized financial responsibility against such losses and risks and in such amounts as the Partnership believes are prudent and customary in the businesses in which they are engaged.

(ff) The Partnership and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in XBRL included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package has been prepared in accordance with the Commission’s applicable rules and guidelines. Since the date of the most recent audited balance sheet of the Partnership and its consolidated subsidiaries audited by PricewaterhouseCoopers LLP and reviewed by the board of directors of the general partner of the Partnership, (x) the Partnership has not been advised of (A) any significant deficiencies in the design or operations of internal control over financial reporting that could adversely affect the ability of the Partnership and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Partnership and each of its subsidiaries, and (y) there have been no changes in internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses, that has materially affected, or is reasonably likely to affect, the Partnership’s internal control over financial reporting.

(gg) The Partnership and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act).

(hh) The Partnership is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 thereof related to loans to officers and directors and Sections 302 and 906 related to certifications.

(ii) Neither the Partnership nor any of its Subsidiaries nor, to the Partnership’s knowledge, any director, officer, agent or employee of the Partnership or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the Partnership and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj) The operations of the Partnership and its Subsidiaries are and have been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering statutes of all applicable jurisdictions (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Partnership’s knowledge, threatened.

(kk) Neither the Partnership nor any of its Subsidiaries nor, to the Partnership’s knowledge, any director, officer, agent, or employee of the Partnership or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ll) The Partnership has not received any notice from the New York Stock Exchange (“NYSE”) regarding the delisting of the Units from the NYSE.

(mm) Neither the Partnership nor the Subsidiaries have taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Offered Units.

(nn) There is no contract or other document of a character required to be described in the Registration Statement or Base Prospectus, or to be filed as an exhibit to the Registration Statement, which is not described or filed as required (and the Interim Prospectus Supplement contains in all material respects the same description of the foregoing matters as will be contained in the Base Prospectus, including the information incorporated by reference therein up to and through the date of this Agreement).

(oo) Except as disclosed in the Disclosure Package and the Prospectus, the Partnership (i) does not have any material lending or other relationship with any bank or lending affiliate of any Manager and (ii) does not intend to use any of the proceeds from the sale of the Offered Units hereunder to repay any outstanding debt owed to any affiliate of any Manager.

(pp) The Subsidiaries listed on Schedule III attached hereto are the only “significant subsidiaries” of the Partnership (as defined by Rule 1-02 of Regulation S-X).

(qq) Subsequent to the respective dates as of which information is given in the Registration Statement (as such information may have been superseded by a subsequent filing with the Commission), the Interim Prospectus Supplement, the Prospectus and the Issuer Free Writing Prospectuses, if any, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Partnership and the Subsidiaries, taken as a whole, except for the sale of the Offered Units and the application of the net proceeds thereof, (ii) any transaction which is material to the Partnership and the Subsidiaries, taken as a whole, except for the sale of the Offered Units and the application of the net proceeds thereof, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Partnership or any Subsidiary, which is material to the Partnership and the Subsidiaries, taken as a whole, except for the sale of the Offered Units and the application of the net proceeds thereof and issuances of commercial paper notes and any drawdowns under the Partnership’s $1.7 billion amended and restated revolving credit agreement effective as of January 31, 2014 (the “Credit Agreement”), or (iv) any change in the capitalization or outstanding indebtedness of the Partnership or any Subsidiaries, except for the sale of the Offered Units and the application of the net proceeds thereof and issuances of commercial paper notes and any drawdowns under the Credit Agreement.

(rr) The Units are an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(ss) The Partnership has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Offered Units in accordance with Rule 415(a)(4).

(tt) There is no broker, finder or other party that is entitled to receive from the Partnership any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

Any certificate signed by or on behalf of any officer of the Partnership and delivered to the Managers or counsel for the Managers in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Partnership, as to matters covered thereby, to the Managers.

3. Sale and Delivery of Offered Units.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to issue and sell Offered Units from time to time through one or more of the Managers, acting as sales agent, and each Manager agrees, severally and not jointly, to use its reasonable efforts to sell, as sales agent for the Partnership, the Offered Units on the following terms.

(i) The Offered Units are to be sold by one of the Managers on a daily basis or otherwise as shall be agreed to by the Partnership and such Manager on any day that (A) is a trading day for the NYSE (other than a day on which the NYSE is scheduled to close prior to its regular weekday closing time), (B) the Partnership, through any of the individuals listed as “Authorized Representatives” on Schedule II hereto, has instructed any Manager by telephone (confirmed promptly by electronic mail) to make such sales and (C) the Partnership has satisfied its obligations under Section 6 of this Agreement; provided, however, that the Partnership will only submit its orders to one of the Managers on any given single trading day. The Partnership will designate the maximum amount of the Offered Units to be sold by any Manager daily as agreed to by such Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Offered Unit at which such Offered Units may be sold. Subject to the terms and conditions hereof, the applicable Manager shall use its reasonable efforts to sell on a particular day all of the Offered Units designated for the sale by the Partnership on such day. The gross sales price of the Offered Units sold under this Section 3(a) shall be the market price for the Partnership’s Units sold by the Managers under this Section 3(a) at the time of sale of such Offered Units.

(ii) The Partnership acknowledges and agrees that (A) there can be no assurance that the Managers will be successful in selling the Offered Units, (B) a Manager will incur no liability or obligation to the Partnership or any other person or entity if it does not sell Offered Units for any reason other than a failure by such Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Offered Units as required under this Agreement and (C) each Manager shall be under no obligation to purchase Offered Units on a principal basis pursuant to this Agreement, except as otherwise specifically agreed to by such Manager and the Partnership.

(iii) The Partnership shall not authorize the issuance and sale of, and each Manager shall not be obligated to use its reasonable efforts to sell, any Offered Units at a price lower than the minimum price therefor designated from time to time by the board of directors of the General Partner of the Partnership (the “Board”), or a duly authorized committee thereof, and notified to such Manager in writing, or in a number in excess of the number of Units approved for listing on the NYSE. The Partnership, through any Authorized Representatives, or any Manager may, upon notice to the Partnership or such Manager, as applicable, by telephone (confirmed promptly by electronic mail), suspend or terminate the offering of the Offered Units with respect to which such Manager is acting as sales agent for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Offered Units sold hereunder prior to the giving of such notice.

(iv) Each Manager hereby covenants and agrees not to make any sales of the Offered Units on behalf of the Partnership pursuant to this Section 3(a), other than (A) (1) by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus in accordance with Rule 153 under the Act (such transactions are hereinafter referred to as “Continuous Offerings”), (2) to or through a market maker, or (3) directly on or through any other national securities exchange or facility thereof, a trading facility of a national securities association, an alternative trading system, an electronic communication network, a “dark pool” or any similar market venue and (B) such other sales of the Offered Units on behalf of the Partnership in its capacity as agent of the Partnership as shall be agreed by the Partnership and such Manager pursuant to a Terms Agreement.

(v) The compensation to each Manager for sales of the Offered Units with respect to which such Manager acts as sales agent under this Agreement shall be up to, but not to exceed, 2% of the gross sales price of the Offered Units sold by such Manager pursuant to this Section 3(a) and payable as described in the succeeding subsection (vi) below. The foregoing rate of compensation shall not apply when such Manager acts as principal, in which case the Partnership may sell Offered Units to such Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after deduction of the compensation to such Manager and after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”), shall constitute the net proceeds to the Partnership for such Offered Units (the “Net Proceeds”).

(vi) A Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Partnership following the close of trading on the NYSE each day in which the Offered Units are sold under this Section 3(a) setting forth the number of the Offered Units sold by such Manager on such day, the aggregate gross sales proceeds and the Net Proceeds to the Partnership, and the compensation payable by the Partnership to such Manager with respect to such sales. Such compensation shall be set forth and invoiced in periodic statements from such Manager to the Partnership, with payment to be made by the Partnership promptly after its receipt thereof.

(vii) Settlement for sales of the Offered Units pursuant to this Section 3(a) will occur on the third business day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Offered Units sold through a Manager for settlement on such date shall be issued and delivered by the Partnership to such Manager against payment of the aggregate gross sales proceeds less any Transaction Fees for the sale of such Offered Units. Settlement for all such Offered Units shall be effected by free delivery of the Offered Units to such Manager’s account at The Depository Trust Company (“DTC”) in return for payments in same day funds delivered to the account designated by the Partnership. If the Partnership or its transfer agent (if applicable) shall default on its obligation to deliver the Offered Units on any Settlement Date, the Partnership shall (A) indemnify and hold such Manager, as applicable, harmless against any loss, claim or damage arising from or as a result of such default by the Partnership and (B) pay such Manager any compensation to which it would otherwise be entitled absent such default. If such Manager breaches this Agreement by failing to deliver the aggregate gross sales proceeds less any Transaction Fees to the Partnership on any Settlement Date for the Offered Units delivered by the Partnership to such Manager, such breaching Manager will pay the Partnership interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to such Manager.

(viii) At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4(k)), the Partnership shall be deemed to have affirmed each representation and warranty contained in Section 2 of this Agreement as if such representation and warranty were made as of such date, but modified as necessary to relate to the Registration Statement and the Prospectus and the documents incorporated by reference therein, in each case as amended or supplemented as of such date. Any obligation of any Manager to use its reasonable efforts to sell the Offered Units on behalf of the Partnership shall be subject to the continuing accuracy of the representations and warranties of the Partnership herein (as modified in the manner describe above), to the performance by the Partnership of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(b) If the Partnership wishes to issue and sell the Offered Units pursuant to this Agreement but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify a Manager of the proposed terms of such Placement. If such Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Partnership wishes to accept amended terms, such Manager and the Partnership will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Partnership or such Manager unless and until the Partnership and such Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Offered Units to any Manager shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Offered Units to, and the purchase thereof by, such Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Offered Units by a Manager. The commitment of a Manager to purchase the Offered Units pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Offered Units herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Offered Units to be purchased by such Manager pursuant thereto, the price to be paid to the Partnership for such Offered Units, any provisions relating to rights of, and default by, underwriters acting together with such Manager in the reoffering of the Offered Units, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Offered Units. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by such Manager.

(d) Under no circumstances shall the number and aggregate amount of the Offered Units sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of Units available for issuance under the currently effective Registration Statement or (iii) the maximum number and aggregate amount, if any, of the Offered Units authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Managers in writing.

(e) If any party hereto has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Offered Units, it shall promptly notify the other parties and sales of the Offered Units under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(f) Notwithstanding any other provision of this Agreement, the Partnership shall not request the sale of any Offered Units that would be sold, and the Managers shall not be obligated to sell, during any period in which the Partnership is in possession of material non-public information.

4. Agreements. The Partnership agrees with the Managers that:

(a) During any period when the delivery of a prospectus relating to the Offered Units is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, the Partnership will not file any (i) amendment to the Registration Statement, (ii) or supplement (including the Prospectus Supplement or any Interim Prospectus Supplement) to the Base Prospectus, or (iii) any Rule 462(b) Registration Statement relating to the Offered Units (other than, in the case of clauses (i) and (ii) above, any amendment or supplement which does not relate to the sale of the Units and not including any reports or documents and any preliminary or definitive proxy or information statement required to be filed by the Partnership with the Commission in order to comply with the Exchange Act), unless the Partnership has furnished to the Managers a copy for its review prior to filing and will not file any such proposed amendment or supplement or Rule 462(b) Registration Statement to which any Manager reasonably objects, unless (i) in the judgment of counsel to the Partnership, such amendment, supplement or filing is required by applicable law or (ii) is advisable in furtherance of a Commission request. The Partnership has properly completed the Prospectus, in a form approved by the Managers, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Managers, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Managers of such timely filing. The Partnership will promptly advise the Managers (v) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement relating to the Units shall have been filed with the Commission, (w) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Act in connection with the offering or sale of the Offered Units, any amendment to the Registration Statement shall have been filed or become effective, (x) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement relating to the Units, or for any supplement to the Prospectus or for any additional information, (y) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (z) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Offered Units for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Partnership will use its commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to promptly use its commercially reasonable efforts to obtain the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its commercially reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Partnership will (i) notify promptly the Managers so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) other than during such time as when the offering of Offered Units has been suspended pursuant to Section 3(a)(iii) of this Agreement, amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Managers in such quantities as the Managers may reasonably request.

(c) Other than during such time as when the offering of Offered Units has been suspended pursuant to Section 3(a)(iii) of this Agreement, during any period when the delivery of a prospectus relating to the Offered Units is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Partnership promptly will (i) promptly notify the Managers of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its commercially reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Managers in such quantities as the Managers may reasonably request.

(d) As soon as practicable, the Partnership will make generally available, via the Commission’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) System, to its security holders and to the Managers an earnings statement or statements of the Partnership and its Subsidiaries (which need not be audited) which will satisfy the provisions of Section 11(a) of the Act, including, at the option of the Partnership, Rule 158, which may be satisfied through the filing with the Commission of reports required under the Exchange Act.

(e) The Partnership will furnish or otherwise make available upon request to the Managers and counsel for the Managers, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by such Manager or any dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as such Manager may reasonably request. The Partnership will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Partnership will arrange, if necessary, for the qualification of the Offered Units for sale under the laws of such jurisdictions as the Managers may reasonably designate and will maintain such qualifications in effect so long as reasonably required for the distribution of the Offered Units; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Offered Units, in any jurisdiction where it is not now so subject.

(g) The Partnership agrees that, unless it has or shall have obtained the prior written consent of the Managers, and each Manager agrees with the Partnership that, unless it has or shall have obtained, as the case may be, the prior written consent of the Partnership, it has not made and will not make any offer relating to the Offered Units that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Partnership with the Commission or retained by the Partnership under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule I hereto. Any such free writing prospectus consented to by the Managers or the Partnership is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) The Partnership will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Partnership or any affiliate of the Partnership or any person in privity with the Partnership or any affiliate of the Partnership) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other Units or any securities convertible into, or exercisable, or exchangeable for, Units; or publicly announce an intention to effect any such transaction, in each case, at any time that sales of the Offered Units have been made but not settled, or the Partnership has outstanding with any Manager any instructions to sell the Offered Units but such instructions have not been fulfilled or cancelled. Notwithstanding the foregoing, the Partnership may (A) issue and sell Offered Units pursuant to this Agreement or any Terms Agreement, (B) file a registration statement on Form S-8 or issue and sell Units or securities convertible into or exchangeable for Units pursuant to any long-term incentive plan, any employee unit option plan or unit ownership plan of the Partnership in effect at the Execution Time, (C) may issue or deliver Units issuable upon the conversion, vesting or exercise of securities (including long-term incentive plan awards, options and warrants) outstanding at the Execution Time and (D) file a “universal” shelf registration statement with respect to the Partnership’s debt or Common Units for the purpose of increasing the capacity under or replacing the Partnership’s then existing “universal” shelf registration statement.

(i) The Partnership will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Offered Units or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Offered Units.

(j) The Partnership will, at any time during the term of this Agreement, as supplemented from time to time, advise the Managers immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Managers pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Offered Units under this Agreement (and upon the recommencement of the offering of the Offered Units under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than an Interim Prospectus Supplement filed pursuant to Rule 424(b) pursuant to Section 4(x) of this Agreement or a prospectus supplement relating solely to the offering of securities other than the Offered Units), (ii) there is filed with the Commission any document incorporated by reference into the Prospectus (other than a Current Report on Form 8-K, unless any Manager shall otherwise reasonably request), (iii) the Offered Units are delivered to any Manager as principal at the Time of Delivery pursuant to a Terms Agreement or (iv) otherwise as any Manager may reasonably request (such commencement or recommencement date and each such date referred to in subsections (i), (ii), (iii) and (iv) above, a “Representation Date”), the Partnership shall furnish or cause to be furnished to the Managers (or, in the case of subclause (iii) above, the relevant Manager party to the Terms Agreement) forthwith a certificate dated and delivered on the Representation Date or promptly upon request, as the case may be, in form satisfactory to the Managers (or, in the case of subclause (iii) above, the relevant Manager party to the Terms Agreement) to the effect that the statements contained in the certificate referred to in Section 6(f) of this Agreement which were last furnished to the Managers (or, in the case of subclause (iii) above, the relevant Manager party to the Terms Agreement) are true and correct as of such Representation Date as though made at and as of such time (except that such statements (including with respect to the representations and warranties contained herein) shall be deemed modified to incorporate the disclosures contained in the Registration Statement and the Prospectus, in each case as amended or supplemented as of such date) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(f), modified as described immediately above to the time of delivery of such certificate. The requirement to provide a certificate under this Section 4(k) shall be waived for any Representation Date occurring at a time at which the Partnership has instructed that no sales of Units may be made hereunder, which waiver shall continue until the earlier to occur of the date on which the Partnership has instructed any Manager to sell Units hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date on which the Partnership files its Annual Report on Form 10-K. Notwithstanding the foregoing, if the Partnership subsequently has instructed any Manager to sell Units hereunder following a Representation Date when the Partnership relies on such waiver and did not provide the Managers with a certificate under this Section 4(k), then before the Partnership delivers an instruction to sell Units, the Partnership shall provide the Managers with a certificate referred to in Section 6(e) of this Agreement a certificate under this Section 4(k).

(l) At each Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 4(k) of this Agreement, the Partnership shall furnish or cause to be furnished forthwith to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement) and to counsel to the Managers a written opinion of (i) Andrews Kurth LLP (“Andrews Kurth”), counsel to the Partnership and (ii) GableGotwals, counsel to the Partnership (“GableGotwals”) or other counsel satisfactory to the Managers, each dated as of such Representation Date, in form and substance reasonably satisfactory to the Managers, of the same tenor as the opinions referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(m) At each Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 4(k) of this Agreement, Shearman & Sterling LLP (“Shearman & Sterling”), counsel to the Managers, shall deliver a written opinion, dated as of such Representation Date in form and substance satisfactory to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii), the relevant Manager party to such Terms Agreement), of the same tenor as the opinions referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(n) Upon commencement of the offering of the Offered Units under this Agreement (and upon the recommencement of the offering of the Offered Units under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional amended financial information, (ii) the Offered Units are delivered to the Manager as principal at a Time of Delivery pursuant to a Terms Agreement, (iii) the Partnership files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K or (iv) otherwise as any Manager may reasonably request and upon reasonable advance notice to the Partnership, there is filed with the Commission any document which contains financial information (other than a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K) incorporated by reference into the Prospectus, the Partnership shall cause PricewaterhouseCoopers LLP (the “Accountants”), or other independent accountants satisfactory to the Managers (or, in the case of a Representation Date of the type described in clause (ii) above, the relevant Manager party to such Terms Agreement) forthwith, to furnish the Managers a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form and substance satisfactory to the Managers, of the same tenor as the letter referred to in Section 6(i) of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter. The requirement to provide a letter under this Section 4(n) shall be provided for any Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 4(k) of this Agreement. Notwithstanding the foregoing, if the Partnership subsequently has instructed any Manager to sell Units hereunder following a Representation Date when the Accountants relied on the waiver set forth in Section 4(k) of this Agreement and did not provide the Managers with a letter under this Section 4(n), then before the Partnership delivers an instruction letter to sell Units, the Partnership shall cause the Accountants to provide the Managers with a letter referred to in this Section 4(n).

(o) Upon commencement of the offering of the Offered Units under this Agreement (and upon the recommencement of the offering of the Offered Units under this Agreement following the termination of a suspension of sales hereunder), and at each Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 4(k) of this Agreement, the Partnership will conduct a due diligence session, in form and substance reasonably satisfactory to the Managers, which shall include representatives of the management and the independent accountants of the Partnership. The Partnership shall cooperate timely with any reasonable due diligence request from or review conducted by the Managers or their agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate officers and the Partnership’s agents during regular business hours and at the Partnership’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Partnership, its officers and its agents, as the Managers may reasonably request.

(p) The Partnership consents to any Managers’ trading in the Units for such Manager’s own account and for the account of its clients at the same time as sales of the Offered Units occur pursuant to this Agreement or pursuant to a Terms Agreement.

(q) The Partnership will disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Offered Units sold through the Managers under this Agreement and the Net Proceeds to the Partnership with respect to sales of Offered Units pursuant to this Agreement during the relevant period.

(r) If to the knowledge of the Partnership, the conditions set forth in Section 6(a), 6(f) or 6(j) shall not be true and correct on the applicable Settlement Date, the Partnership will offer to any person who has agreed to purchase Offered Units from the Partnership as the result of an offer to purchase solicited by any Manager the right to refuse to purchase and pay for such Offered Units.

(s) Each acceptance by the Partnership of an offer to purchase the Offered Units hereunder, and each execution and delivery by the Partnership of a Terms Agreement, shall be deemed to be an affirmation to the Managers that the representations and warranties of the Partnership contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Offered Units relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Offered Units).

(t) The Partnership will use its commercially reasonable efforts to cause the Offered Units to be listed for trading on the NYSE and to maintain such listing.

(u) During any period when the delivery of a prospectus relating to the Offered Units is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, the Partnership will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(v) The Partnership shall cooperate with the Managers and use its reasonable efforts to permit the Offered Units to be eligible for clearance and settlement through the facilities of DTC.

(w) The Partnership will apply the Net Proceeds from the sale of the Offered Units in the manner set forth in the Prospectus.

5. Payment of Expenses.

(a) The Partnership agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement or any Terms Agreement, whether or not the transactions contemplated hereby or thereby are consummated, including, without limitation:

(i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Offered Units; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Offered Units, including any stamp or transfer taxes in connection with the original issuance and sale of the Offered Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Offered Units; (v) the registration of the Offered Units under the Exchange Act and the listing of the Offered Units on the NYSE; (vi) any registration or qualification of the Offered Units for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such registration and qualification); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of the Partnership’s representatives in connection with presentations to prospective purchasers of the Offered Units; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership; (x) the reasonable documented out-of-pocket expenses of the Managers, including the reasonable fees, disbursements and expenses of counsel for the Managers in connection with this Agreement and the Registration Statement and ongoing services in connection with the transactions contemplated hereunder; and (xi) all other costs and expenses incident to the performance by the Partnership of its obligations hereunder.

6. Conditions to the Obligations of the Managers. The obligations of each Manager under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Partnership contained herein as of the Execution Time, each Representation Date and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) to the performance by the Partnership of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Offered Units; each Interim Prospectus Supplement shall have been filed in the manner required by Rule 424(b) within the time period required by Section 3(a)(ix) of this Agreement; any material required to be filed by the Partnership pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Partnership shall have requested and caused Andrews Kurth to furnish to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii) of this Agreement, the relevant Manager party to such Terms Agreement), on every date specified in Section 4(l) of this Agreement, its opinion, dated as of such date and addressed to the Managers, in substantially the form set forth in Exhibit A hereto.

(c) The Partnership shall have requested and caused GableGotwals to furnish to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii) of this Agreement, the relevant Manager party to such Terms Agreement), on every date specified in Section 4(l) of this Agreement, its opinion, dated as of such date and addressed to the Managers, in substantially the form set forth in Exhibit B hereto.

(d) The Managers shall have received from Shearman & Sterling, counsel for the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii) of this Agreement, the relevant Manager party to such Terms Agreement), on every date specified in Section 4(m) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Managers, with respect to the issuance and sale of the Offered Units, the Registration Statement, the Disclosure Package, the Prospectus (together with any amendment or supplement thereto) and other related matters as the Managers may reasonably require, and the Partnership shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(e) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package and the Prospectus, except as otherwise stated therein, there shall not have been (i) any adverse change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any adverse change, or any development involving a prospective adverse change, in or affecting the business, properties, earnings, results of operations or financial condition of the Partnership and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Managers, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Offered Units as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(f) The Partnership shall have furnished or caused to be furnished to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii) of this Agreement, the relevant Manager party to such Terms Agreement), on every date specified in Section 4(k) of this Agreement, a certificate of the Partnership, signed by the President and Chief Executive Officer and the principal financial or accounting officer of the General Partner of the Partnership, dated as of such date, to the effect that the signers of such certificate have reviewed the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) subject to modification to incorporate the disclosures contained in the Registration Statement, the Disclosure Package and the Prospectus, and the documents incorporated by reference therein, in each case as amended or supplemented as of such date, the representations and warranties of the Partnership in Section 2 of this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Partnership has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Partnership’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package, there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(g) The Partnership shall have requested and caused the Accountants to have furnished to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii) of this Agreement, the relevant Manager party to such Terms Agreement), on every date specified in Section 4(n) hereof, letters (which may refer to letters previously delivered to the Managers), containing statements and information of the type ordinarily included in accountants “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Interim Prospectus Supplements, the Prospectus and the Permitted Free Writing Prospectuses, if any, dated as of such date, in form and substance satisfactory to the Managers or, in the case of Section 4(k)(iii), the relevant Manager party to such Terms Agreement; provided that the cut-off date for the procedures performed by such accountants and described in such letters shall be a date not more than five days prior to the date of such letter.

(h) Between the Execution Time and the time of any sale of Offered Units through any Manager, there shall not have been any decrease in the rating of any of the Partnership’s debt securities by any “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement or any Terms Agreement.

(j) The Offered Units shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Managers.

(k) Prior to each Settlement Date and Time of Delivery, as applicable, the Partnership shall have furnished to the Managers (or, in the case of a Representation Date of the type described in Section 4(k)(iii) of this Agreement, the relevant Manager party to such Terms Agreement) such further information, certificates and documents as such Manager(s) may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Managers and counsel for the Managers, this Agreement and all obligations of the Managers hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Managers. Notice of such cancellation shall be given to the Partnership in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Shearman & Sterling, counsel for the Managers, at 599 Lexington Avenue, New York, New York 10022, on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Partnership agrees to indemnify and hold harmless each Manager, the directors, officers, employees, agents of each Manager, affiliates of each Manager and each person who controls any Manager within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment thereof or supplemental thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement, the Prospectus, or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Partnership by any Manager or by legal counsel to the Managers on behalf of any Manager specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Partnership may otherwise have. The Partnership acknowledges that the names of the Managers set forth in the first paragraph under the heading “Plan of Distribution” in the Prospectus constitute the only information furnished in writing by or on behalf of the several Managers for inclusion in the Prospectus.

(b) The Managers, severally and not jointly, agree to indemnify and hold harmless the Partnership, each of its directors, each of its officers who signs the Registration Statement and each person who controls the Partnership within the meaning of either the Act or the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Managers, but only with reference to written information relating to such Manager furnished to the Partnership by such Manager or by legal counsel to the Managers on behalf of such Manager specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which such Manager may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and only to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (w) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (x) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (y) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (z) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless (i) such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Partnership and the Managers, severally and not jointly, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Partnership and the Managers, as applicable, may be subject in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and by the applicable Managers on the other from the offering of the Offered Units; provided, however, that in no case shall any Manager be responsible for any amount in excess of the total compensation as set forth in Section 3(a)(v) of this Agreement, as the case may be, applicable to the Offered Units purchased by such Manager hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Partnership and the applicable Managers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership on the one hand and of the applicable Managers on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Partnership shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by any Manager shall be deemed to be equal to the total compensation as set forth in Section 3(a)(v) of this Agreement, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Partnership on the one hand or the applicable Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Partnership and the Managers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls any Manager within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of any Manager shall have the same rights to contribution as the applicable Manager, and each person who controls the Partnership within the meaning of either the Act or the Exchange Act, each officer of the Partnership who shall have signed the Registration Statement and each director of the Partnership shall have the same rights to contribution as the Partnership, subject in each case to the applicable terms and conditions of this paragraph (d).

8. Termination.

(a) The Partnership shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement, with respect to any or all of the Managers, relating to the solicitation of offers to purchase the Offered Units in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Offered Units have been sold through any Manager for the Partnership, then Section 4(s) shall remain in full force and effect, (ii) with respect to any pending sale, through any Manager for the Partnership, the obligations of the Partnership, including in respect of compensation of the Managers, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Each Manager shall have the right, by giving written notice as hereinafter specified, to terminate its own obligations pursuant to the provisions of this Agreement relating to the solicitation of offers to purchase the Offered Units in its sole discretion at any time. Any such termination shall have no effect on the obligations of any other Manager under this Agreement and shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 9 and 14 of this Agreement shall remain in full force and effect with respect to such Manager notwithstanding such termination.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7 and 9 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by each Manager or the Partnership, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Offered Units, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.

(e) In the case of any purchase of Offered Units by any Manager pursuant to a Terms Agreement, the obligations of such Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of such Manager, by notice given to the Partnership prior to the Time of Delivery relating to such Offered Units, if at any time prior to such delivery and payment (i) trading in the Units shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE or NASDAQ shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of such Manager, impractical or inadvisable to proceed with the offering or delivery of the Offered Units as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Partnership or of the General Partner or its respective officers and of each Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by any Manager or the Partnership or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Offered Units.

10. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to (a) the Managers, will be mailed, delivered or telefaxed to the following addresses:

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10012 Attention: General Counsel Fax: 212-816-7912	Barclays Capital Inc. 745 Seventh Avenue New York, NY 10019 Attention: General Counsel Fax: 212-520-0421

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 10036 Attention: David Moran; Thomas Opladen Jr.; Christopher Norris Fax: (415) 835-2514

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Equity Capital Markets – Syndicate Desk

Fax: (212) 797-9344

With a copy to: General Counsel, 36th Floor

Fax: (212) 797-4564

Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attention: Attention: Registration Department	Jefferies LLC 520 Madison Avenue New York, NY 10022 Attention: General Counsel

J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Attention: Sanjeet Dewal, Adam Rosenbluth and Brett Chalmers Fax: (646) 441-4870	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Attention: Equity Syndicate Desk With a copy to: The Legal and Compliance Division

Mitsubishi UFJ Securities (USA), Inc. 1633 Broadway, 29th Floor New York, New York 10019-6708 Attention: Capital Markets Group Fax: (646) 434-3455	RBC Capital Markets, LLC 200 Vesey Street Three World Financial Center New York, New York 10281 Attention: General Counsel Fax: (212) 858 7455

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019 Attention: Syndicate Fax: (212) 520-0421	Wells Fargo Securities, LLC 375 Park Avenue New York, New York 10152 Attention: Equity Syndicate Department Fax: (212) 214-5918

or, if sent to (b) the Partnership, will be mailed, delivered or telefaxed to:

ONEOK Partners, L.P.

100 W. 5th Street

Tulsa, OK 74103

Attention: General Counsel

Fax: (918) 588-7971

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

12. No Fiduciary Duty. The Partnership hereby acknowledges that (a) the purchase and sale of the Offered Units pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership, on the one hand, and each of the Managers and any affiliate through which it may be acting, on the other hand, (b) each Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Units and not as a fiduciary of the Partnership and (c) the Partnership’s engagement of the Managers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Partnership agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any Manager has advised or is currently advising the Partnership on related or other matters). The Partnership agrees that it will not claim that any Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Partnership, in connection with such transaction or the process leading thereto.

13. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Partnership and any Manager with respect to the subject matter hereof.

14. Applicable Law. This Agreement and any Terms Agreement, and any claim, controversy or dispute arising under or related to this Agreement and any Terms Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

15. Waiver of Jury Trial. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

16. Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which, when executed and delivered, shall constitute an original and all of which together shall constitute one and the same agreement.

17. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

18. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Applicable Time” shall mean, with respect to any Offered Units, the time of sale of such Offered Units pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus referred to in Section 2(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii) the most recently filed Interim Prospectus Supplement, (iv) the Issuer Free Writing Prospectuses, if any, identified in Schedule I hereto, (v) the public offering price of Offered Units sold at the relevant Applicable Time and (vi) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“General Partner” shall mean ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership.

“Interim Prospectus Supplement” shall mean the prospectus supplement relating to the Offered Units prepared and filed pursuant to Rule 424(b) from time to time as provided by Section 4(x) of this Agreement.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement and the most recently filed Interim Prospectus Supplement (if any).

“Prospectus Supplement” shall mean the most recent prospectus supplement relating to the Offered Units that was filed pursuant to Rule 424(b) at or before the Execution Time.

“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements and any prospectus supplement relating to the Offered Units that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 153,” “Rule 158,” “Rule 163,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430B,” “Rule 433,” “Rule 456,” “Rule 457” and “Rule 462” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 2(a) hereof.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Partnership and the Managers.

Very truly yours,

ONEOK PARTNERS, L.P.

By:	ONEOK Partners GP, L.L.C.,
its general partner

By:	/s/ Derek S. Reiners
Name: Derek S. Reiners
Title: Senior Vice President, Chief
Financial Officer and Treasurer

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Bradley Epstein
Name:
Title:

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

BARCLAYS CAPITAL INC.

By:	/s/ Victoria Hale
Name: Victoria Hale
Title: Vice President

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Michael Cannon
Name: Michael Cannon
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Hanna
Name: John Hanna
Title: Director

By:	/s/ Francis Windels
Name: Francis Windels
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
Name: Adam Greene
Title: Vice President

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

JEFFERIES LLC

By:	/s/ Michael Judlowe
Name: Michael Judlowe
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

J.P. MORGAN SECURITIES LLC

By:	/s/ Adam Rosenbluth
Name: Adam Rosenbluth
Title: Executive Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

MITSUBISHI UFJ SECURITIES (USA), INC.

By:	/s/ Jason Demark
Name: Jason Demark
Title: Executive Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

MORGAN STANLEY & CO. LLC

By:	/s/ Alice Vilma
Name: Alice Vilma
Title: Executive Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

RBC CAPITAL MARKETS, LLC

By:	/s/ Michael Davis
Name: Michael Davis
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

UBS SECURITIES LLC

By:	/s/ John Nesland
Name: John Nesland
Title: Managing Director

By:	/s/ Ephraim Musokwa
Name: Ephraim Musokwa
Title: Associate

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted as of the date first written above.

WELLS FARGO SECURITIES, LLC

By:	/s/ Gregory M. Ogborn
Name: Gregory M. Ogborn
Title: Vice President

[Signature Page to Equity Distribution Agreement]